Exhibit 33-A
Management’s Assertion of Compliance
Management of DaimlerChrysler Financial Services Americas LLC (the Company) is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission. Management has determined that the servicing criteria are applicable in regards to the servicing platform for the period as follows:
Platform: Asset-backed securities held under the DaimlerChrysler Master Owner Trust (DCMOT) for Dealer Floorplan Receivables (the Platform).
Applicable Servicing Criteria: All servicing criteria set forth in 1122(d), except for the following criteria: 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iv), 1122(d)(2)(vi), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the “Applicable Servicing Criteria”).
Period: January 1, 2006 through December 31, 2006 (the “Period”).
With respect to the Platform, the Company’s management provides the following assessment of compliance with respect to the Applicable Servicing Criteria:
1	The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria as of and for the Period.
2	The Company’s management has assessed compliance with the Applicable Servicing Criteria. In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.
3	Based on such assessment, other than as identified below hereto, as of and for the Period, the Company has complied, in all material respects, with the Applicable Servicing Criteria.
Material Instance of Non-compliance
1122(d)(4)(ix) Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents. With respect to certain dealer interest rate adjustments, certain dealer interest rates or rates of return were not computed based on the related pool asset documents. As such, interest rates were incorrectly adjusted or assigned, resulting in excess interest collections. The Company’s policies require periodic reviews of dealer interest rate adjustments.
4	KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to Management’s Assertion of Compliance with the Applicable Servicing Criteria as of and for the Period.

DaimlerChrysler Financial Services Americas LLC
/s/ Karla E. Middlebrooks
Karla E. Middlebrooks,
Vice President and Chief Financial Officer

March 28, 2007